Exhibit 99.1

    -------------------Press Release, dated March 30, 2005-------------------

                                                           FOR IMMEDIATE RELEASE

       CARNIVAL CORPORATION & PLC REPORTS IMPACT OF BRITISH MERCHANT NAVY OFFICERS PENSION FUND COURT RULING; TECHNICAL PROBLEM WITH P&O CRUISES
                AUSTRALIA SHIP TO IMPACT SECOND QUARTER EARNINGS

      MIAMI  (March 30, 2005) - Carnival  Corporation  & plc's  (NYSE/LSE:  CCL;
NYSE: CUK) first quarter 2005 earnings press release dated March 21, 2005 stated that the company expected a court decision on March 22, 2005 on how to allocate a fund deficit in the British Merchant Navy Officers Pension Fund (MNOPF) among participating employers in the fund. The court announced its decision on March
22. Notwithstanding the court's decision, there are a number of uncertainties remaining as to the company's portion of the fund's ultimate deficit. Therefore, under U.S. GAAP, any deficit will be recorded by the company as amounts are invoiced by the fund's trustee, which is currently expected to be over a period of at least 10 years. The company expects the full year 2005 diluted earnings per share impact for the company's portion of this deficit will be less than $0.01.

      Carnival Corporation & plc became a participating employer in the MNOPF multiemployer pension plan primarily as a result of its merger with P&O Princess and thereby, assumed the P&O Princess MNOPF obligation. In accordance with the court's March 22 ruling and other factors, and assuming all the other participating employers are able to pay their share of the MNOPF deficit, the company believes its share of the ultimate deficit could be in the range of $25 million to $90 million. The MNOPF deficit is more fully discussed in note 13 to the company's 2004 annual financial statements.

      The company has also been advised by its P&O Cruises Australia unit that its 46,000-ton, 1,200-passenger Pacific Sky has experienced a technical problem with a gearbox that will require dry-docking to complete the repair. The ship is expected to be out of service for approximately two months and will impact second quarter 2005 diluted earnings per share by approximately $0.02. The Pacific Sky is expected to re-enter service on June 4, 2005.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

      Together, these brands operate 78 ships totaling more than 134,000 lower berths with 12 new ships scheduled for delivery between July 2005 and April 2009. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

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Cautionary note concerning factors that may affect future results

Some of the statements contained in this press release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions.

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises; accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers, including machinery and equipment failures, which could cause the cancellation of a cruise or a series of cruises; changing public and consumer tastes and preferences, which may, among other things, adversely impact the demand for cruises; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans and to integrate business acquisitions; continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers; and unusual weather patterns or natural disasters, such as hurricanes and earthquakes.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                          INVESTOR RELATIONS CONTACT
US                                      US/UK
Carnival Corporation & plc              Carnival Corporation & plc
Tim Gallagher                           Beth Roberts
1 305 599 2600, ext. 16000              1 305 406 4832

UK
Brunswick Group
Sophie Fitton/Sarah Tovey
44 (0) 20 7404 5959